Exhibit 10.88

[Tenneco Letterhead]

Strictly Private

Date: December 2010

Mr. Josep Fornos

Tenneco

Dear Josep,

This LOU is canceling and replacing the LOU from August 2010, signed on Sept 27th 2010.

We are delighted to provide you this Letter of Understanding to capture the terms & conditions of your new position, Senior Vice President, Europe, South America and India, reporting to Hari Nair.

Your annual compensation will include a base salary and bonus elements, as per below overview.

1)	Base annual salary is 359.375 euro (payment is 12 times per year at a monthly base pay of 29.948 euro per month);

2)	Housing allowance budget, including utilities, up to 2000 euro per month;

3)	TAVA annual bonus target of 210.000 euro;

4)	Long Term Incentives: Stock Option, Restricted Stock and LTPU Target. Target for all these incentives are linked to an internal EICP 7 grade level and will require annual Board approvals.

Important detailed information is contained in the attachment to this letter.

To confirm your acceptance, please sign and return one copy of this letter, preceding your signature with the handwritten mention of “read and approved.” Please scan and return via email to Danny Pollaris for further processing.

Josep, we are pleased to offer you this and feel confident that you will find this position to be challenging, as well as rewarding.

/s/ Hari Nair
Hari Nair

Josep Fornos

The following information provides detail to your new position.

The specific provisions that will apply are described below:

1)	Your compensation (payroll) administration will be managed by Tenneco, applying a split payroll administration. Based on an estimated presence in Spain, Germany, Belgium and France, your salary will be administered by the different countries in order to optimize your payroll situation. Specific employment contract(s), where required, will be raised to capture this new administration.

2)	2A) Housing Allowance Budget Limit.

Provided you retain your home in Spain, the company will provide a temporary housing allowance. This allowance represents a budget maximum based on actual costs. Your costs may be higher or lower, dependent upon your personal choices. If the actual costs are lower, the company pays actual expense. If you choose higher cost accommodations, the company will only pay expenses up to the budgeted amount.

The monthly housing allowance is up to a range from 1500-2000 euro per month for building rental including utilities. Utilities defined as gas, electricity, water oil/heating and insurance are reimbursable expenses.

2B)	In case you sell your current home, the housing allowance will cease upon sale. If you sub-rent your current home, a hypothetical housing deduction will be made to the housing allowance budget.

3)	TAVA Bonus: You will continue to be eligible for participation in Tenneco Automotive’s Value Added Incentive Compensation Program. For 2010 your bonus target, in case of 100% achievement, would be 210.000 Euro on a pro- rata basis for the number of months you have been employed, in the capacity of the above position, for the Company in 2010.

4)	Medical Insurance: The Company will arrange for you, your spouse and dependent children an additional extra legal medical insurance.

5)	Travels to (employment) work locations (Belgium, France, Germany, Spain): The Company will reimburse you reasonable travel costs for commuting from/and to your home residence in Spain to the different other locations (Belgium, etc.). You are requested to plan these travels well ahead to receive most economical flight/travel tickets.

SOCIAL SECURITY PROGRAMS & BENEFIT PLANS:

Your income will become subject to Spanish social security contributions as long as regulations will allow, and upon approval of the required documentation by the different authorities.

An extra legal benefit plan, covering pension, life & disability will be arranged for you.

Please note that the terms of this offer may be changed from time to time as legal requirements may dictate, new practices may require, or for other reasons at the discretion of the Company.

Notice Period: In case of dismissal by the Company, for a reason different than serious negligence or serious misconduct, a 2 year severance program will be provided.

The laws and policies of Tenneco—Spain will govern the terms and conditions of your employment.

/s/ Hari Nair

December 2, 2010

Hari Nair

/s/ Josep Fornos
Acknowledge and concur:	Josep Fornos, December 2, 2010
Signature/Date